EXHIBIT 99.1

● Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION CLOSES POWDER RIVER BASIN ACQUISITION

DENVER – (PR Newswire) – May 8, 2006 – Bill Barrett Corporation (NYSE: BBG) reported that it closed on the acquisition of CH4 Corporation today for approximately $82 million, which includes $3 million of associated working capital. The acquisition was funded with borrowings under its revolving line of credit. CH4 Corporation operates and has leasehold positions in the Big George coalbed methane play of the Powder River Basin.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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